Exhibit 10.28

AMENDED AND RESTATED

BUNGE EXCESS CONTRIBUTION PLAN

Effective January 1, 2009

I.                                       Purpose of Plan

(a)                                  The purpose of this Plan is to provide benefits for certain employees of Bunge North America, Inc. (“Company”) and other Employers (as defined in the Bunge Retirement Savings Plan, hereinafter the “Savings Plan”) participating in the Savings Plan  (each a “Participating Employer” and collectively the “Participating Employers”), with respect to whom the amount of matching contributions under the Savings Plan are or will be limited in any year by application of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 401(a)(17) of the Code.

(b)                                 No portion of the benefits accrued under this Plan prior to January 1, 2005, shall be “grandfathered” for purposes of Section 409A of the Code.  Notwithstanding the preceding sentence, with respect to a participant who terminated employment in February 2006, his or her benefits accrued prior to January 1, 2005, shall be “grandfathered” for purposes of Section 409A of the Code.

II.                                   Participation in the Plan

(a)                                  A participant in the Savings Plan shall participate in this Plan for each Plan Year (as defined in the Savings Plan) in respect of which the amount of the matching contributions which would otherwise be allocated to such participant’s account under the Savings Plan, as from time to time in effect, are reduced by operation of the limitations imposed by Section 415 of the Code.

(b)                                 A participant in the Savings Plan who is also a member of a select group of management or highly compensated employees whose Compensation (as defined in the Saving Plan)

exceeds the compensation limit imposed by Section 401(a)(17) of the Code shall participate in this Plan for each Plan Year (as defined in the Savings Plan) in respect of which the amount of the matching contributions are further reduced by operation of the limitation on compensation imposed by Section 401(a)(17) of the Code.

(c)                                  A participant who has made the maximum elective deferrals under Section 402(g) of the Code or the terms of the Savings Plan shall also participate in the Plan for each Plan Year in respect of which the amount of matching contributions are further reduced by operation of the limitation on elective deferrals imposed by Section 402(g) of the Code.

III.                               Excess Contributions

(a)                                  Each participant in this Plan shall have credited to the participant’s account maintained under this Plan an amount equal to the amount by which the matching contributions which would otherwise be allocated to the participant under the Savings Plan for the Plan Year are reduced by operation of the limitations imposed by Section 415 of the Code.

(b)                                 Each participant shall have credited to his or her account under this Plan an additional amount equal to the amount by which the matching contributions which would otherwise be allocated to the participant under the Savings Plan for the Plan Year are, after the application of Article III(a), reduced by operation of the limitation on compensation imposed by Section 401(a)(17) of the Code.

(c)                                  A participant who has made the maximum elective deferrals under Section 402(g) of the Code or the terms of the Savings Plan shall have credited to the participant’s account under this Plan an additional amount equal to the amount by which the matching contributions which would otherwise be allocated to the participant under the Savings Plan for the Plan Year are, after the application of Article III(a) and (b), reduced by operation of (i) the limitation on elective deferrals imposed by Section 402(g) of the Code, (ii) the nondiscrimination requirements applicable to matching contributions under Section 401(m) of the Code, and/or (iii) the nondiscrimination requirements applicable to elective deferrals under Section 401(k) of the Code.

(d)                                 Such amounts shall be allocated and credited to a participant’s account under this Plan no later than the April 15th immediately following the Plan year in which the amounts would have otherwise been allocated and credited to the participant’s account under the Savings Plan, but in no event later than the date a distribution is required to a participant under the Plan due to termination of employment.  Each participant’s account under this Plan shall be credited with earnings and losses in the same manner as if it were invested in accordance with the investment fund option or options applicable to the matching contributions allocated to the participant’s account under the Savings Plan.

(e)                                  The value of a participant’s account under this Plan shall be immediately vested and nonforfeitable and shall be payable in a single lump sum on the date which is six months after the date on which the participant’s termination of employment occurs and shall be adjusted for earnings and losses, as applicable, in accordance with the provisions of Article III(d); provided, however, that in the event of a participant’s death prior to the end of the six-month period, payment shall be made to his or her beneficiary in a lump sum on the first day of the month following the month in which the participant dies.  The Participating Employer that employs a participant on his or her date of termination shall pay the benefits to such participant.

(f)                                    The determination of whether a participant has had a termination of employment shall be determined under the default provisions of Treas. Reg. Section 1.409A-1(h)(1)(ii), except as provided in the last sentence of this section.  Therefore, a termination of employment occurs when the Company and the participant reasonably anticipate that no further services will be performed by him or her or that his or her level of services will permanently decrease to no more than 20 percent of the level of services performed over the immediately preceding 36-month period.  A participant shall be presumed not to have terminated employment if his or her level of bona fide services continue at a level of 50% or more than the average level of services provided by the participant in the immediately preceding 36-month period.  A participant shall be presumed to have terminated employment if his or her level of bona fide services decrease to a level of 20% or less than the average level of bona fide services provided by the participant in the immediately preceding 36-month period.  Finally, no presumption shall apply to a decrease in the level of bona fide services performed to a level that is more than 20% and less than 50% of the average level of bona fide services performed during the immediately preceding 36-month period.  Instead, a review of the facts and circumstances, as provided in the applicable regulations, shall determine whether a termination of employment has occurred.  Notwithstanding the preceding provisions of this section, no termination of employment shall occur while the individual is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which he or she retains a right to reemployment with a Participating Employer pursuant to law or by contract.  A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the participant will return to perform services for a Participating Employer.  A participant shall not be deemed to have terminated employment if he or she transfers to an entity with which a Participating Employer would be aggregated under Section 414 of the Code, using an ownership percentage of 20% instead of 80% thereunder.

(g)                                 Each participant, by written instrument delivered to the Committee, shall have the right to designate, and from time to time change, a beneficiary to receive the value of his or her account under the Plan in the event of the participant’s death prior to payment thereof under Article III(e).  If a participant fails to designate a beneficiary under this Plan, such participant’s beneficiary shall be determined in accordance with the provisions of the Savings Plan.  Upon the death of a participant prior to his or her termination of employment, payment shall be made to his or her beneficiary in a lump sum on the first day of the month following the month in which the participant dies.

(h)                                 All payments due and payable under this Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the participant or beneficiary is not entitled, directly or indirectly, to designate the taxable year of the payment).

IV.                               Miscellaneous

(a)                                  The Board of Directors of the Company reserves the right, in its sole discretion, to amend this Plan, provided that no amendment shall diminish the rights of any participant under this Plan with respect to any credits to the participant’s account prior to the date such amendment is adopted by the Board.   Notwithstanding any provisions to the contrary, the Board of Directors of the Company may amend the Plan at any time to the extent necessary to comply with Code Section 409A and the regulations thereunder.

(b)                                 This Plan may be terminated at any time by the Board of Directors of the Company. Distributions upon termination of this Plan shall be made consistent with Section 409A of the Code.

(c)                                  To the maximum extent permitted by law, no right to payment or any other interest of a participant under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

(d)                                 Nothing in this Plan shall be construed as giving any employee the right to continued employment with a Participating Employer.

(e)                                  Notwithstanding any other provisions of this Plan, if the Committee determines in its sole discretion that the employment of a participant with a Participating Employer has been terminated because of the participant’s commission of any act of fraud or any act of dishonesty, or any criminal act, or that a participant committed any such act to the detriment of a Participating Employer whether the participant’s employment was terminated on that account or not, then any amounts credited to the participant’s account shall be forfeited and, if already paid, shall be subject to recoupment.

(f)                                    Benefits payable under this Plan by a Participating Employer shall not be funded and shall be made only out of the general funds of such Participating Employer.  A participant’s or beneficiary’s right to receive benefits under this Plan from a Participating Employer shall be no greater than the right of any unsecured general creditor of such Participating Employer.

(g)                                 The Participating Employer shall be entitled to deduct from any amounts being credited under this Plan to a participant’s account under this Plan or from any other compensation payable by the Participating Employer to such participant, all applicable federal, state or local taxes required to be withheld with respect to the amounts being credited.  Any taxes imposed on any distribution from this Plan shall be the sole responsibility of the participant or other person entitled to receive same, and the Participating Employer shall be entitled to deduct from any such distribution any federal, state or local taxes required to be withheld with respect to such distribution.

(h)                                 This Plan shall be administered by the Committee, as defined in the Savings Plan, which shall have all authority, powers and discretion with respect to this Plan as such Committee shall, from time to time, have with respect to the Savings Plan.  Such decisions shall be conclusive and binding on all parties and shall not be subject to further review.

(i)                                     All records and accounts for this Plan shall be maintained by the Committee and shall be conclusive and binding upon the Participating Employer and participants and their beneficiaries under this Plan and shall not be subject to further review.

(j)                                     Except to the extent preempted or superseded by ERISA, the provisions of this Plan shall be construed, administered and enforced according to the internal and substantive laws (and not according to the conflict of laws provisions) of the State of Missouri.

(k)                                  Any claim for benefits shall be handled pursuant to the claims procedure under the Savings Plan.

(l)                                     All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.